HENDERSON GLOBAL FUNDS
                      737 NORTH MICHIGAN AVENUE, SUITE 1700
                             CHICAGO, ILLINOIS 60611


April 8, 2009

State Street Bank and Trust Company
4 Copley Place, 5th Floor
Boston, MA 02116
Attn:  Fund Administration Legal Department

Ladies and Gentlemen:

         Reference is made to the Administration Agreement between us dated as of August 31, 2001 (the "Agreement"). Pursuant to the Agreement, this letter is to provide notice of the creation of an additional investment fund, namely the Henderson Money Market Fund.

         In accordance with the Additional Funds provisions of Section 1 of the Agreement, we request that you act as Administrator with respect to the Additional Investment Funds.

         Please indicate your acceptance of the foregoing by executing four copies of this Agreement, returning one to the Fund and retaining three copies for your records.

Very truly yours,

Henderson Global Funds

By:    ______________________
       Name:  Christopher K. Yarbrough
       Title:    Secretary

Accepted:

State Street Bank and Trust Company

By:    _______________________
       Name:  Gary L. French
       Title:    Senior Vice President